Exhibit 99.1

FIRST AMENDMENT TO STANDARD MULTI-TENANT

OFFICE LEASE – GROSS

BY AND BETWEEN

ALLEN JOSEPH BLACKMORE, TRUSTEE AS LESSOR

AND

GENOPTIX, INC. AS LESSEE

This First Amendment to Standard Multi-Tenant Office Lease – Gross (“First Amendment”) is made as of September 15, 2008, by and between Allen Joseph Blackmore, Trustee (“Lessor”) and Genoptix, Inc. (“Lessee”), who agree as follows:

1.                                       Recitals.

a.                                       Lessor and Lessee are parties to that certain Standard Multi-Tenant Office Lease – Gross dated April 11, 2008, and that certain Addendum to Standard Multi-Tenant Office Lease – Gross dated April 11, 2008 (“Lease”) whereby Lessee leased from Lessor approximately 42,948 rentable square feet consisting of suite numbers 100, 106 and 200 at the building located at 1811 Aston Avenue, Carlsbad, California (“Building”).

b.                                      Section 60 of the Lease provides that Lessee has the right of first offer on Suites 103 and 104. Lessee now desires to add the already improved Suite 103, consisting of approximately 4,649 rentable square feet (3,940 useable square feet) (hereinafter, “Suite 103”) to the Lease and Lessor and Lessee have agreed to add Suite 103 to the Lease and modify the corresponding Lease provisions as set forth below.

2.                                       Addition of Suite 103.                            Suite 103 is hereby added to the “Premises” as such term is defined in Section 1.2(a) of the Lease effective as of October 1, 2008.  All references to the “Premises” in the Lease shall hereinafter include said Suite 103 and the total rentable square feet of the Premises as increased by Suite 103 and set forth in Section 1.2(a) of the Lease shall be 47,597 (40,337 square feet useable). The number of Parking spaces as provided in Section 1.2(b) of the Lease is hereby increased by 18 spaces to be 191 spaces. The Lessee’s Share of Operating Expense Increase as provided in Section 1.6 of the Lease shall be increased to eighty four percent (84%).  The Security Deposit in Section 1.7(b) is increased by $12,087 to be $123,752 and Lessee shall deliver such $12,087 payment to Lessor within five (5) business days of the full execution of this First Amendment.  As Suite 103 has already been improved, no increase in the allowance for tenant improvements shall be included.

3.                                       Base Rent for Suite 103.                  Lessee shall not have an obligation to pay monthly Base Rent for Suite 103 for the period from October 1, 2008 through January 1, 2009, but all other obligations of Lessee required under Paragraph 51 of the Lease shall be applicable to Suite 103.  Commencing January 1, 2009, the component of monthly Base Rent for the Premises applicable to Suite 103 shall be $12,087.00 and shall be subject to increase to the same extent as Base Rent for the other portions of the Premises on January 1 of each subsequent year commencing January 1, 2010.  Consequently, the

Base Rent for the entire Premises (including Suite 103), as described in Section 1.5 of the Lease shall be $123,752 for the period from January 1, 2009 through December 31, 2009. Section 52, Base Rent Increases, shall now provide for the following schedule of payments:

On January 1, 2010, the monthly Base Rent shall be increased to $127,465
On January 1, 2011, the monthly Base Rent shall be increased to $131,289
On January 1, 2012, the monthly Base Rent shall be increased to $135,227
On January 1, 2013, the monthly Base Rent shall be increased to $139,284
On January 1, 2014, the monthly Base Rent shall be increased to $143,462

4.                                       Commencement and Term.                        Suite 103 shall be added to the Premises as of October 1, 2008 and the term for Suite 103 shall be coterminous with the Original Term applicable to the remainder of the Premises with an Expiration Date of December 31, 2014.  Suite 103 shall be included in the Option to Extend contained in Section 62 of the Lease.  Section 63, “Base Rent Increases During Option Periods,” shall now provide for the following schedule of payments:

On January 1, 2015, the monthly Base Rent shall be increased to $147,766
On January 1, 2016, the monthly Base Rent shall be increased to $152,199
On January 1, 2017, the monthly Base Rent shall be increased to $156,765
On January 1, 2018, the monthly Base Rent shall be increased to $161,468
On January 1, 2019, the monthly Base Rent shall be increased to $166,312

5.                                       Miscellaneous.

a.                                       This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.

b.                                      Except as specifically amended herein, the Lease shall remain in full force and effect.  If there is any conflict between the provisions of this First Amendment and the Lease, the provisions of this First Amendment shall control.  Capitalized terms not specifically defined in this First Amendment shall have the meanings given in the Lease.

c.                                       Lessor hereby represents and warrants for the benefit of Lessee that Lessor has received the consent of First Republic  Bank, a Division of Merrill Lynch Bank & Trust Co., FSB to this First Amendment pursuant to the terms and provisions of that certain Specific Assignment, Subordination, Non-Disturbance and Attornment Agreement of record against Lessor’s title to the Project.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this First Amendment to Standard Multi-Tenant Office Lease – Gross as of the date first written above.

LESSEE:

GENOPTIX, INC.,
A Delaware corporation

By:	/s/ Tina S. Nova, Ph.D.
Its:	President and Chief Executive Officer

By:	/s/ C.V. Kuhlen
Its:	General Counsel

LESSOR:

/s/ Allen Joseph Blackmore, TTE
Allen Joseph Blackmore, Trustee
of the Blackmore Family Trust Restated 1995